Exhibit 3.1

USE BLACK INK ONLY - DO NOT HIGHLIGHT ABOVE SPACE IS FOR OFFICE USE ONLY Certificate of Withdrawal of Certificate of Designation (PURSUANT TO NRS 78.1955(6)) BARBARA K. CEGAVSKE Secretary of State 202 North Carson Street Carson City, Nevada 89701-4201 (775) 684-5708 Website: www.nvsos.gov Certificate of Withdrawal of Certificate of Designation for Nevada Profit Corporations (Pursuant to NRS 78.1955(6)) 1. Name of corporation: 2. Following is the resolution by the board of directors authorizing the withdrawal of Certificate of Designation establishing the classes or series of stock: 3. No shares of the class or series of stock being withdrawn are outstanding. Filing Fee: $175.00 X 4. Signature: (required) Signature of Officer IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected. This form must be accompanied by appropriate fees. Nevada Secretary of State Withdrawal of Designation Revised: 1-5-15 *150403* *150403* Staffing 360 Solutions, Inc. NOW, THEREFORE, BE IT RESOLVED, that pursuant to the authority expressly granted to and vested in the Board by provisions of the Articles of Incorporation of the Company, as amended, the series of Preferred Stock of the Company known as the “Series D Redeemable Convertible Preferred Stock” consisting of 5,000 shares is hereby withdrawn, and the Company returns all previously designated shares of Series D Redeemable Convertible Preferred Stock to their status as authorized Preferred Stock available for issuance as determined by the Board of Directors out of the total 20,000,000 shares of Preferred Stock of the Company, par value $0.00001 per share; RESOLVED, FURTHER, that the appropriate corporate officers, hereby are authorized and directed to prepare, execute, verify, file and record a certificate with the Secretary of State of Nevada to withdraw the Designation and to make any other filings with the Secretary of State of Nevada as may be required or dee Reset